Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Avalon Holdings Corporation

Warren, Ohio

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2019, relating to the consolidated financial statements and schedule of Avalon Holdings Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

Cleveland, Ohio

April 26, 2019